                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                         Triangle Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   89589H104
                                --------------
                                (CUSIP Number)


                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89589H104                13G                        Page 2 of 15 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Venrock Associates
   I.R.S. #13-6300995



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York, U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           1,097,021


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           1,097,021


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,097,021


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   5.5%


12 TYPE OF REPORTING PERSON*

   PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 15 pages

CUSIP No. 89589H104                13G                        Page 3 of 15 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Venrock Associates II, L.P.
   I.R.S. #13-3844754



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York, U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           544,735


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           544,735


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   544,735


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   2.7%


12 TYPE OF REPORTING PERSON*

   PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 15 pages

CUSIP No. 89589H104                13G                        Page 4 of 15 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Mark W. Bailey
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           1,641,756


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           1,641,756


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,641,756


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.2%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 15 pages

CUSIP No. 89589H104                13G                        Page 5 of 15 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Anthony B. Evnin
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           17,186


        6  SHARED VOTING POWER

           1,641,756


        7  SOLE DISPOSITIVE POWER

           17,186


        8  SHARED DISPOSITIVE POWER

           1,641,756


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,658,942


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.3%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 15 pages

CUSIP No. 89589H104                13G                        Page 6 of 15 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   David R. Hathaway
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           16,613


        6  SHARED VOTING POWER

           1,641,756


        7  SOLE DISPOSITIVE POWER

           16,613


        8  SHARED DISPOSITIVE POWER

           1,641,756


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,658,369


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.3%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 15 pages

CUSIP No. 89589H104                13G                        Page 7 of 15 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Patrick F. Latterell
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           15,392


        6  SHARED VOTING POWER

           1,641,756


        7  SOLE DISPOSITIVE POWER

           15,392


        8  SHARED DISPOSITIVE POWER

           1,641,756


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,657,148


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.3%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 7 of 15 pages

CUSIP No. 89589H104                13G                        Page 8 of 15 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Ted H. McCourtney
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           18,191


        6  SHARED VOTING POWER

           1,641,756


        7  SOLE DISPOSITIVE POWER

           18,191


        8  SHARED DISPOSITIVE POWER

           1,659,947


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,659,947


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.3%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 8 of 15 pages

CUSIP No. 89589H104                13G                        Page 9 of 15 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Ray A. Rothrock
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           7,721


        6  SHARED VOTING POWER

           1,641,756


        7  SOLE DISPOSITIVE POWER

           7,721


        8  SHARED DISPOSITIVE POWER

           1,641,756


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,649,477


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.2%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 9 of 15 pages

CUSIP No. 89589H104                13G                       Page 10 of 15 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Kimberley A. Rummelsburg
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           1,643,685


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           1,643,685


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,643,685


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.2%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 10 of 15 pages

CUSIP No. 89589H104                13G                       Page 11 of 15 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Anthony Sun
   ###-##-####



2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.



NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0


        6  SHARED VOTING POWER

           1,658,527


        7  SOLE DISPOSITIVE POWER

           0


        8  SHARED DISPOSITIVE POWER

           1,658,527


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,658,527


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.3%


12 TYPE OF REPORTING PERSON*

   IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 11 of 15 pages

        Introduction: This Amendment No. 1 amends a Statement on Schedule 13G (the "Schedule") filed with the Securities and Exchange Commission on February 14, 1997 on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Mark W. Bailey, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of Triangle Pharmaceuticals, Inc.

                  The Schedule is amended as follows:

Item 1(a)         Name of Issuer

                  Triangle Pharmaceuticals, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices

                  4 University Place
                  4611 University Drive
                  Durham, North Carolina 27707

Item 2(a)         Name of Person Filing

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")
                  Mark W. Bailey
                  Anthony B. Evnin
                  David R. Hathaway
                  Patrick F. Latterell
                  Ted H. McCourtney
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  30 Rockefeller Plaza
                  Room 5508
                  New York, New York 10112

Item 2(c)         Citizenship

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Mark W. Bailey, Anthony B. Evnin, David
                  R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the United States of America.

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  89589H104

                              Page 12 of 15 pages

Item 3            Not applicable.

Item 4            Ownership

                  (a) and (b)

                  Venrock beneficially owns 1,097,021 shares or 5.5% of the outstanding shares of common stock. Venrock II beneficially owns 544,735 shares or 2.7% of the outstanding shares of common stock.

                  Mark W. Bailey beneficially owns 1,641,756 shares or 8.2% of the outstanding shares of common stock. Anthony B. Evnin beneficially owns 1,658,942 shares or 8.3% of the outstanding shares of common stock. David R. Hathaway beneficially owns 1,658,369 shares or 8.3% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 1,657,148 shares or 8.3% of the outstanding shares of common stock. Ted H. McCourtney beneficially owns 1,659,947 shares or 8.3% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 1,649,477 shares or 8.2% of the outstanding shares of common stock. Kimberley A. Rummelsburg beneficially owns 1,643,685 shares or 8.2% of the outstanding shares of common stock. Anthony Sun beneficially owns 1,658,527 shares or 8.3% of the outstanding shares of common stock.

                  (c)

                  Mark W. Bailey has shared voting and dispositive power over 1,641,756 shares of common stock. Anthony B. Evnin has sole voting and dispositive power over 17,186 shares of common stock and shared voting and dispositive power over 1,641,756 shares of common stock. David R. Hathaway has sole voting and dispositive power over 16,613 shares of common stock and shared voting and dispositive power over 1,641,756 shares of common stock. Patrick F. Latterell has sole voting and dispositive power over 15,392 shares of common stock and shared voting and dispositive power over 1,641,756 shares of common stock. Ted H. McCourtney has sole voting and dispositive power over 18,191 shares of common stock and shared voting and dispositive power over 1,641,756 shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 7,721 shares of common stock and shared voting and dispositive power over 1,641,756 shares of common stock. Kimberley A. Rummelsburg has shared voting and dispositive power over 1,643,685 shares of common stock. Anthony Sun has shared voting and dispositive power over 1,658,527 shares of common stock.

Item 5            Ownership of Five Percent or Less of a Class

                  No applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person

                  No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

Item 8            Identification and Classification of Members of the Group

                  This schedule is being filed pursuant to Rule 13d-1(c). The identities of the eight General Partners of Venrock and Venrock II are stated in Item 2.

                              Page 13 of 15 pages

Item 9            Notice of Dissolution of Group

                  Not applicable.

Item 10           Certification

                  Not applicable.

                              Page 14 of 15 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1998                           VENROCK ASSOCIATES


                                            By: /s/ Ted H. McCourtney
                                                --------------------------
                                                Ted H. McCourtney
                                                General Partner


February 13, 1998                           VENROCK ASSOCIATES II, L.P.


                                            By: /s/ Ted H. McCourtney
                                                --------------------------
                                                Ted H. McCourtney
                                                General Partner


February 13, 1998                           GENERAL PARTNERS


                                             /s/Mark W. Bailey
                                             -----------------------------
                                             Mark W. Bailey


                                             /s/ Anthony B. Evnin
                                             -----------------------------
                                             Anthony B. Evnin


                                             /s/ David R. Hathaway
                                             -----------------------------
                                             David R. Hathaway


                                             /s/ Patrick F. Latterell
                                             -----------------------------
                                             Patrick F. Latterell


                                             /s/ Ted H. McCourtney
                                             -----------------------------
                                             Ted H. McCourtney


                                             /s/ Ray A. Rothrock
                                             -----------------------------
                                             Ray A. Rothrock


                                             /s/ Kimberley A. Rummelsburg
                                             -----------------------------
                                             Kimberley A. Rummelsburg


                                             /s/ Anthony Sun
                                             -----------------------------
                                             Anthony Sun